SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


         Date of Report: (Date of earliest event reported) July 15, 1999


                                 WorldCorp, Inc.
             (Exact Name of Registrant as Specified in its Charter)



       Delaware                           1-5351                  94-3040585
--------------------------------------------------------------------------------
(State or Other Jurisdiction           (Commission               (I.R.S.
Employer of Incorporation)             File Number)          Identification No.)



13873 Park Center Road, Suite 490     Herndon, Virginia              20171
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                          (Zip Code)



Registrant's telephone number, including area code              (703) 834-9223
--------------------------------------------------------------------------------



                                       N/A
--------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

Item 3.           Bankruptcy or Receivership

        On July 2, 1999 (the "Petition Date"), WorldCorp's 80%-owned subsidiary, WorldCorp Acquisition Corp. ("Acquisition") filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. (the "Bankruptcy Code"). Acquisition's Chapter 11 case (No. 99-2582
(MFW)) has been consolidated for purposes of administration with In re WorldCorp, Inc., Case No. 99-298 (MFW) (Bankr. D. Del.), which was filed February 12, 1999 and is currently pending in the Bankruptcy Court for the District of Delaware. No trustee or examiner has been appointed in either case. Any plan of reorganization is expected to provide for a restructuring of indebtedness of both corporations.

        Acquisition, a Delaware corporation, is a holding company. Acquisition owns interests in World Airways, Inc., ("World Airways") a provider of air transport outsourcing services; and The Atlas Companies, Inc., formerly known as Paper Acquisition Corp. ("Atlas"), a maker of specialty papers. WorldCorp has guaranteed certain indebtedness of Acquisition and has granted liens on certain of its assets to secure that guarantee. In addition, Acquisition has granted liens on certain of its assets to secure obligations of WorldCorp. WorldCorp's assets consist primarily of 80% of the stock of Acquisition and approximately 28% of the stock of InteliData Technologies Corporation ("InteliData"), a publicly traded marketer of telecommunications products and services.

        WorldCorp filed its Chapter 11 petition on February 12, 1999, together with a proposed plan of reorganization that had been prenegotiated with representatives of its various creditor constituencies and an accompanying disclosure statement. On March 21, 1999, WorldCorp proposed a First Amended Plan of Reorganization in an attempt to deal with objections raised by holders of WorldCorp's 10% Senior Notes due September 30, 2000 ("Senior Notes"). Subsequently, most of the Senior Notes were purchased by Rothschild Recovery Fund, L.P., ("RRF"), the holder of the largest amount of WorldCorp's 7% convertible Subordinated Debentures due 2004 ("Debentures"). Both the original proposed plan of reorganization and the proposed First Amended Plan contemplated a restructuring of the obligations of both WorldCorp and Acquisition. Acquisition and RRF were proponents of both plans.

        On July 9, 1999, WorldCorp and Acquisition entered into a proposed settlement with World Airways, a 49%-owned subsidiary of Acquisition that is also a creditor of WorldCorp. The settlement, which is subject to Bankruptcy
Court approval, contemplates the transfer of Airways shares to Airways in satisfaction of its claims against WorldCorp and the sale to Airways or its designated buyer for cash of additional Airways shares owned by Acquisition. The Acquisition Chapter 11 case was filed in preparation for seeking approval of and implementing the proposed settlement with Airways.

        On July 14, 1999, WorldCorp and Acquisition filed a lawsuit in the Bankruptcy Court against Sun Paper Advisors, Inc., Sun Capital Partners, Inc. and the following companies: Sun Paper Limited Partnership, Frye Acquisition Partners, Beacon Hill Financial Investment Partners I Limited Partnership, Transcom Investments N.V., Mabufin N.V., Indofin N.V., and Philip Roman & Company (these companies collectively referred to as the "Paper Shareholders") for recovery of property transferred and the avoidance of obligations incurred and liens granted to Sun Advisors, Sun Capital and the Paper Shareholders in connection with the acquisition of Atlas in April 1998. WorldCorp and Acquisition seek a complete rescission of this transaction such that WorldCorp and the Paper Shareholders will be restored to full ownership of their original assets, and all liabilities, obligations and liens incurred by WorldCorp in the transactions will be canceled. Additionally, WorldCorp seeks damages, including compensation for the loss of value of WorldCorp's assets since April 20, 1998.

Item 5.

        Pursuant to a settlement agreement with RRF that was approved by the Bankruptcy Court on June 17, 1999, Patrick F. Graham resigned as an officer and director of WorldCorp and Acquisition as of that date. Subsequently, on June 28, 1999, Mark Feldman replaced Mr. Graham as a director of WorldCorp and Acquisition and was also appointed President and Chief Executive Officer of WorldCorp and Acquisition. Acquisition has retained Mr. Joseph Dryer as its Corporate Secretary and Treasurer.

                                    SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     Registrant:       WorldCorp, Inc.


                                     By:     /s/ Mark M. Feldman
                                             -----------------------
                                     Name:   Mark M. Feldman
                                     Title:  Director, President and
                                             Chief Executive Officer







Dated:  July 15, 1999